Exhibit 99

NEWS RELEASE

Gray Reports Operating Results

For the Three-Month Period Ended March 31, 2009
Atlanta, Georgia — May 8, 2009. . . Gray Television, Inc. (“we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three-month period (“first quarter”) ended March 31, 2009 as compared to the three-month period ended March 31, 2008.
Highlights:
For the three-month period ended March 31, 2009, our total net revenue and broadcast expenses were as follows:

	Three Months Ended
	March 31,
	2009	2008	% Change
	(in thousands except for percentage)
Revenues (less agency commissions}	$61,354	70,999	(14)%

Broadcast expense (before depreciation, amortization and gain on disposal of assets)	$45,654	$50,016	(9)%
While the current national recession makes for a difficult operating environment, we believe our operating results validate our long-term strategy of focusing on leading local television stations in midsize to smaller markets.
Comments on Results of Operations for the Three-Month Period Ended March 31, 2009:
Revenues.
Total net revenue decreased $9.6 million, or 14%, to $61.4 million due primarily to increased retransmission revenue offset by decreased local, national and political advertising revenues. Retransmission revenue increased due to negotiating higher revenues as our retransmission contracts were renewed. Internet advertising revenues were generally consistent with the internet revenues for the first quarter of the prior year while website traffic continued to increase. Local and national advertising revenue decreased due to reduced spending by advertisers in the current economic recession. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations approximated $750,000 which is an increase from the approximate $130,000 of Super Bowl revenues earned in 2008 on our then six Fox affiliated channels. Political advertising revenues decreased due to reduced advertising from political candidates during the “off year” of the two-year political advertising cycle.
     Local advertising revenue decreased $6.4 million, or 14%, to $39.3 million.
     National advertising revenue decreased $3.4 million, or 21%, to $12.9 million.
     Internet advertising revenue decreased 2%, to $2.6 million.
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     Political advertising revenues decreased $2.1 million, or 67%, to $1.0 million.
     Retransmission revenue increased $3.0 million, or 463%, to $3.6 million.
     Production and other revenue decreased $0.6 million, or 24%, to $1.8 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $4.4 million, or 9%, to $45.7 million. This decrease was primarily due to reduced payroll costs resulting from a reduction in the number of employees. We also had reduced non-payroll expenses resulting from our efforts to control costs.
Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.5 million, or 14%, to $4.0 million due primarily to increased legal expenses, relocation expenses and non-cash stock-based compensation. The increase in legal fees reflects approximately $330,000 of expenses relating to finalizing certain retransmission consent contracts in 2009. We incurred $350,000 in expenses related to our relocation in 2009 of several general managers due to routine turnover. We recorded non-cash stock-based compensation expense during the three-month periods ended March 31, 2009 and 2008 of $353,000 and $294,000, respectively.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites as illustrated below by the aggregate page views reported by our websites in the three-month period ended March 31, 2009 compared to the three-month period ended March 31, 2008.
Gray Websites – Aggregate Page Views

	Three Months Ended
	March 31,
			%
	2009	2008	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	185.5	161.4	15%
We attribute the increase in our website traffic to increased posting of local content and to increased public awareness of our websites as the result of our on-air promotion of our websites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
In the future we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 2 of 8

Other Financial Data:

	March 31, 2009	December 31, 2008
	(in thousands)
Cash and cash equivalents	$14,857	$30,649
Long-term debt including current portion	798,359	800,380
Borrowing ability under our senior credit facility	50,000	12,262

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Net cash (used in) provided by operating activities	$(1,296)	$6,671
Net cash used in investing activities	(5,469)	(2,949)
Net cash used in financing activities	(9,027)	(3,766)
Amendment of Senior Credit Facility:
     Effective as of March 31, 2009, we amended our senior credit facility. The terms of our amended senior credit facility include, but are not limited to, an increase in the maximum ratio allowed under our total net leverage ratio covenant for the year ending December 31, 2009, a general increase in the restrictiveness of our remaining covenants and increased interest rates.
     In order to obtain this amendment, we incurred loan issuance costs of approximately $7.0 million including legal and professional fees. These fees were funded from our existing cash balances. The amendment of our senior credit facility was determined to be significant and as a result we recorded a loss on early extinguishment of debt of $8.4 million. The amendment to our senior credit facility is included as Exhibit 10.10 to our 2008 annual report as filed on Form 10-K with the Securities and Exchange Commission on March 31, 2009.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 3 of 8

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	March 31,
			%
	2009	2008	Change

Revenues (less agency commissions)	$61,354	$70,999	(14)%
Operating expenses:
Operating expenses before depreciation, amortization and gain on disposal of assets, net:	45,654	50,016	(9)%
Corporate and administrative	4,046	3,539	14%
Depreciation and amortization of intangible assets	8,410	9,084	(7)%
Gain on disposals of assets, net	(1,522)	(921)	65%

	56,588	61,718	(8)%

Operating income	4,766	9,281	(49)%
Other income (expense):
Miscellaneous income, net	12	27	(56)%
Interest expense	(10,113)	(15,799)	(36)%
Loss on early extinguishment of debt	(8,352)	—

Loss before income tax benefit	(13,687)	(6,491)	111%
Income tax benefit	(4,767)	(2,641)	80%

Net loss	(8,920)	(3,850)	132%
Preferred dividends (includes accretion of issuance cost of $301 and $0, respectively)	4,051	—

Net loss available to common stockholders	$(12,971)	$(3,850)	237%

Basic and diluted per share information:
Net loss available to common stockholders	$(0.27)	$(0.08)

Weighted-average shares outstanding	48,489	48,153	1%

Political revenue (less agency commission)	$1,009	$3,073	(67)%

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 4 of 8

Guidance for the Second Quarter of 2009
We currently anticipate that our broadcasting results of operations for the three-month period ending June 30, 2009 will approximate the ranges presented in the table below.

		%		%
	2009	Change	2009	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2008	Range	2008	2008
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$63,000	(20)%	65,000	(17)%	$78,743

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$45,000	(6)%	$46,250	(5)%	$48,460
Corporate	$3,500	29%	$3,750	38%	$2,722

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$600		$700		$4,951

Expense for corporate non-cash stock-based compensation	$325		$350		$395
Comments on Guidance:
Net Revenues:
The current national economic recession has severely impacted our short-term revenue generation and has made revenue forecasting more difficult than in prior periods. Based on advertising orders received to date, pending advertising orders and advertising orders expected to be received in the future, we currently believe our second quarter 2009 local revenue and national revenue, excluding political revenue, will decrease from 2008 results by approximately 12% and 31%, respectively. While the decline is expected to be reflected in most advertising categories, the automotive advertising category is expected to be particularly challenged during the second quarter of 2009. At this time it is unclear as to how the bankruptcy filing by Chrysler LLC will, or a possible bankruptcy filing by General Motors Corp. would, affect our revenue for the second quarter. Political revenues reflect the off-year of the political cycle.
We anticipate that our retransmission consent revenues during the second quarter of 2009 will increase approximately $3.0 million, to a total of approximately $3.8 million, reflecting the successful retransmission negotiations concluded in December 2008. For the full year 2009, we currently anticipate retransmission consent revenues will range between $15.0 million and $16.0 million compared to $3.0 million for full year 2008.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 5 of 8

Comments on Guidance (Continued)
Broadcast expenses (before depreciation, amortization and gain/loss on disposal of assets)
The anticipated decline in second quarter 2009 broadcast expenses reflects an approximate $1.3 million, or 4%, reduction in payroll and related expenses reflecting in part the staff reductions discussed above.
At this time it is unclear as to how the bankruptcy filing by Chrysler LLC will, or a possible bankruptcy filing by General Motors Corp. would, affect our accounts receivable reserves. Therefore, our anticipated second quarter 2009 broadcast expenses do not include additional expenses for either company’s actual or potential bankruptcy.
For the full year 2009, we currently anticipate that our broadcast operating expenses will decrease by at least $15.0 million, or approximately 7.5%, compared to 2008.
Corporate Expenses (before depreciation, amortization and gain/loss on disposal of assets)
The anticipated increase in corporate expense for the second quarter of 2009 compared to the second quarter of 2008 is due primarily to a reduction of $780,000 in incentive-based compensation during 2008. A similar benefit is not anticipated for the second quarter of 2009.
Net Revenue by Category:
The table below presents our net revenue by type for the three-month periods ended March 31, 2009 and 2008, respectively (dollars in thousands):

	Three Months Ended March 31,
	2009		2008
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$39,286	64.0%	45,719	64.4%
National	12,875	21.0%	16,337	23.0%
Internet	2,564	4.2%	2,629	3.7%
Political	1,009	1.6%	3,073	4.3%
Retransmission consent	3,640	5.9%	646	0.9%
Production and other	1,842	3.0%	2,421	3.4%
Network compensation	138	0.3%	174	0.3%

Total	$61,354	100.0%	$70,999	100.0%

The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 8, 2009. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-888-256-0990 and the confirmation code is 3864276. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 3864276 until July 7, 2009.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 6 of 8

Reconciliation:
Reconciliation of net loss to the non-GAAP terms:

	Three Months Ended
	March 31,
	2009	2008
	(in thousands)
Net loss	$(8,920)	$(3,850)
Adjustments to reconcile from net loss to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,410	9,084
Non-cash stock-based compensation	353	294
Gain on disposals of assets, net	(1,522)	(921)
Miscellaneous (income) expense, net	(12)	(27)
Interest expense	10,113	15,799
Loss on early extinguishment of debt	8,352	—
Income tax benefit	(4,767)	(2,641)
Amortization of program broadcast rights	3,770	3,851
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	(41)	626
Network compensation revenue recognized	(138)	(174)
Network compensation per network affiliation agreement	30	30
Payments for program broadcast rights	(3,856)	(3,775)

Broadcast Cash Flow Less Cash Corporate Expenses	11,772	18,296
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,693	3,245

Broadcast Cash Flow	$15,465	$21,541

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 7 of 8

The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 38 digital second channels including 1 ABC, 4 FOX, 7 CW, 16 MyNetworkTV and 1 Universal Sports Network affiliates plus 8 local news/weather channels and 1 “independent” channel in certain of its existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the second quarter of 2009 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of May 8, 2009. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2009	Page 8 of 8